Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of November 4, 2012, is made by and among MEI Pharma, Inc., a Delaware corporation (the “Company”) and the Purchasers listed on Exhibit A hereto, together with their permitted transferees (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS:

A. The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

B. Each Purchaser, severally and not jointly, desires to purchase, and the Company desires to sell, upon the terms and conditions stated in this Agreement, the aggregate number of units (the “Units”) set forth opposite such Purchaser’s name on Exhibit A hereto, for a purchase price of $0.50 per Unit, with each such Unit consisting of (i) one share (each a “Share” and, collectively, the “Shares”) of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”), and (ii) one warrant (each a “Warrant” and, collectively, the “Warrants”), in substantially the form attached hereto as Exhibit B, to purchase 0.70 shares of Common Stock with an exercise price of $0.52 per share (rounded up to a whole share). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”. The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”.

C. The capitalized terms used herein and not otherwise defined have the meanings given them in Article 1.

D. On or prior to the Closing Date, the parties hereto shall execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Shares and the Warrant Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

E. On or prior to the Closing Date, the Company shall execute and deliver Governance Agreements, substantially in the form attached hereto as Exhibit D (the “Governance Agreement”), with Vivo Ventures and with New Leaf each which sets forth certain rights and obligations of the Company and the other party thereto concerning, among other things, certain corporate governance matters.

AGREEMENT

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers (severally and not jointly) agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “2011 PIPE Participation Right” means the right of the investors named in the Amended and Restated Securities Purchase Agreement, dated May 16, 2011, between the Company and such investors, as amended, to purchase up to 35% of any equity securities offered by the Company to third parties on or prior to September 28, 2013 on the same terms and conditions as offered to such third parties.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Affiliate” means, with respect to any Person (as defined below), any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).

1.4 “Board” means the Board of Directors of the Company.

1.5 “Business Day” means a day Monday through Friday on which banks are generally open for business in New York City.

1.6 “Bylaws” means the Amended and Restated Bylaws of the Company, adopted as of July 2, 2012.

1.7 “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, dated April 29, 2002.

1.8 “Closing” has the meaning set forth in Section 2.2.

1.9 “Closing Date” has the meaning set forth in Section 2.2.

1.10 “Common Stock” has the meaning set forth in the Recitals.

1.11 “Company” has the meaning set forth in the preamble.

1.12 “Environmental Laws” has the meaning set forth in Section 3.26.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14 “FDA” means the U.S. Food and Drug Administration.

1.15 “Financial Statements” means the financial statements of the Company included in the SEC Documents.

1.16 “Governance Agreement” has the meaning set forth in the Recitals to this Agreement.

1.17 “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.18 “Hazardous Materials” has the meaning set forth in Section 3.26.

1.19 “Insolvent” has the meaning set forth in Section 3.12.

1.20 “Intellectual Property” has the meaning set forth in Section 3.8.

1.21 “Investment Company Act” means the Investment Company Act of 1940, as amended.

1.22 “Latest Balance Sheet” shall mean the audited or unaudited, as the case may be, balance sheet of the Company included in the SEC Documents.

1.23 “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that neither of the following shall be deemed to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock, (ii) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (iii) changes in United States generally accepted accounting principles, (iv) changes in law, regulation or other binding directives or orders issued by any Governmental Authority so long as such changes do not have a materially disproportionate effect on the Company, or (v) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company specific changes) so long as such changes do not have a materially disproportionate effect on the Company.

1.24 “Material Agreements” has the meaning set forth in Section 3.6.

1.25 “New Leaf’ means New Leaf Ventures II, L.P.

1.26 “No-Shop Period” has the meaning set forth in Section 5.7(a).

1.27 “Offering” means the private placement of the Company’s Securities contemplated by this Agreement.

1.28 “Outside Date” means March 15, 2013.

1.29 “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

1.30 “Placement Agent” means Stifel Nicolaus & Company, Incorporated.

1.31 “Pre-Notice” has the meaning set forth in Section 5.6(b).

1.32 “Principal Market” has the meaning set forth in Section 3.5(a).

1.33 “Principal Stockholder” means Novogen Limited.

1.34 “Pro Rata Share” has the meaning set forth in Section 5.6(a).

1.35 “Purchasers” has the meaning set forth in the preamble.

1.36 “Purchase Price” has the meaning set forth in Section 2.3.

1.37 The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.38 “Registrable Shares” has the meaning set forth in the Registration Rights Agreement.

1.39 “Registration Rights Agreement” has the meaning set forth in the Recitals.

1.40 “Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Shares pursuant to the provisions of the Registration Rights Agreement, including any amendments or supplements to such registration statements.

1.41 “Required Holders” means (1) prior to the Closing, the Purchasers entitled to purchase at least sixty percent (60%) of the Shares issuable hereunder, as set forth on Exhibit A hereto, and (2) after the Closing, the holders of at least sixty percent (60%) of the Registrable Shares.

1.42 “Required Reserve Amount” has the meaning set forth in Section 3.4

1.43 “Reverse Stock Split” has the meaning set forth in Section 2.1.

1.44 “ROFR Waiver” has the meaning set forth in Section 2.4(a).

1.45 “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

1.46 “S*Bio Milestone Shares” means the shares of Common Stock that may become issuable to S*Bio Pte Ltd. upon the achievement of certain clinical and regulatory achievements by the Company pursuant to the terms of the Asset Purchase Agreement, dated as of August 7, 2012, between the Company and S*Bio Pte Ltd.

1.47 “SEC” means the United States Securities and Exchange Commission.

1.48 “SEC Documents” has the meaning set forth in Section 3.6.

1.49 “Securities” has the meaning set forth in the Recitals.

1.50 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

1.51 “Share” or “Shares” has the meaning set forth in the Recitals.

1.52 “Stockholder Approval” means the effectiveness of approval of the issuance and sale of the Securities contemplated by this Agreement by stockholders representing a majority of the outstanding shares of Common Stock entitled to vote thereon, as required under the Nasdaq Listing Rules, which effectiveness shall not be deemed to occur until the expiration of the 20 calendar day period following distribution of an information statement on Schedule 14C required by Rule 14c-2(b) under the Exchange Act.

1.53 “Subsequent Financing” has the meaning set forth in Section 5.6(a).

1.54 “Subsequent Financing Notice” has the meaning set forth in Section 5.6(b).

1.55 “Subsidiaries” has the meaning set forth in Section 3.1.

1.56 “Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement and the Governance Agreements.

1.57 “Units” has the meaning set forth in the Recitals.

1.58 “Vivo Ventures” means Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P..

1.59 “Warrant Shares” has the meaning set forth in the Recitals.

1.60 “Warrants” has the meaning set forth in the Recitals.

ARTICLE 2

PURCHASE AND SALE OF SECURITIES

2.1 Closing. At the Closing, the Company will issue and sell to each Purchaser, and each Purchaser will, severally and not jointly, purchase from the Company the number of Units set forth opposite such Purchaser’s name on Exhibit A. The Purchasers acknowledge that the Company has authorized a 1-for-10 reverse stock split (the “Reverse Stock Split”). Should the Reverse Stock Split be effected prior to the Closing, the number of Units, Shares, Warrants and Warrant Shares set forth on Exhibit A, as well as the per share purchase price and the exercise price of the Warrants, will be subject to appropriate adjustment upon the occurrence of the Reverse Stock Split or for any other stock dividend, stock split, stock combination, reclassification or similar transaction.

2.2 Closing Date. The closing of the transaction contemplated by this Agreement will take place two (2) Business Days following the satisfaction of all conditions to Closing set forth in Article 6 of this Agreement (the “Closing Date”) and the closing (the “Closing”) will be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178 or at such other time and place as shall be agreed upon by the Company and the Purchasers hereunder of a majority in interest of the Securities.

2.3 Purchase Price. The aggregate purchase price for the Units to be purchased by each Purchaser at the Closing (the “Purchase Price”) will be the amount set forth opposite each such Purchaser’s name on Exhibit A.

2.4 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to each Purchaser:

(i) unless alternative arrangements are agreed to with a particular Purchaser, facsimile copies of one or more stock certificates (or copies thereof provided by the Company’s transfer agent or a copy of an irrevocable instruction letter from the Company to such transfer agent to issue such stock certificates), free and clear of all restrictive and other legends (except as expressly provided in Section 4.7 hereof), evidencing such number of Common Shares set forth opposite such Purchaser’s name on Exhibit A hereto under the heading Common Shares, subject to appropriate adjustment upon the occurrence of the Reverse Stock Split or for any other stock dividend, stock split, stock combination, reclassification or similar transaction;

(ii) a Warrant, issued in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Warrant Shares set forth opposite such Purchaser’s name on Exhibit A hereto under the heading Warrant Shares, subject to appropriate adjustment upon the occurrence of the Reverse Stock Split or for any other stock dividend, stock split, stock combination, reclassification or similar transaction;

(iii) the Registration Rights Agreement, duly executed by the Company;

(iv) the Governance Agreements, duly executed by the Company;

(v) the Officers Certificate described in Section 6.1(c) and such other certificates as are provided for in Section 6.1;

(vi) a legal opinion of counsel to the Company dated as of the Closing Date, in the form of Exhibit E, executed by such counsel and delivered to the Purchasers. The Placement Agent shall be entitled to rely on the legal opinion of counsel to the Company and shall be an addressee thereof; and

(vii) the irrevocable waiver of the 2011 PIPE Participation Right in respect of the Securities to be issued hereunder, duly executed by the holders thereof (the “ROFR Waiver”).

(b) At the Closing, each Purchaser listed on Exhibit A shall deliver or cause to be delivered to the Company:

(i) the Purchase Price payable by such Purchaser in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to such Purchaser by the Company for such purpose; and

(ii) the Registration Rights Agreement, duly executed by such Purchaser; and

(iii) in the case of Vivo and New Leaf, a Governance Agreement with the Company, duly executed by Vivo and New Leaf, as applicable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers and the Placement Agent that:

3.1 Organization and Qualification. Each of the Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing or its equivalent under any applicable foreign jurisdiction in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including the issuance of the Securities) have been duly authorized by the Company’s Board of Directors or an authorized committee thereof, and, except for the Stockholder Approval, no further consent or authorization of the Company, its Board of Directors, or its stockholders is required. The Transaction Documents have been duly executed by the Company and constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.3 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 113,000,000 shares of Common Stock, $0.00000002 par value per share, of which 21,673,482 shares are outstanding on the date hereof; and (b) 100,000 shares of preferred stock, par value $0.01 per share, of which 1,000 shares of Series A Convertible Preferred Stock are issued and outstanding on the date hereof, which are currently convertible, at any time, into an aggregate of 4,827,000 shares of Common Stock and which may be convertible, upon the achievement of certain development milestones relating to the Company’s isoflavone-related drug compounds, into 9,654,000 shares of Common Stock. All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid, and nonassessable, have been issued in compliance in all material respects with applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. As of the date hereof, the Company has outstanding options to purchase an aggregate of 1,422,389 shares of Common Stock and warrants to purchase an aggregate of 5,380,377 shares of Common Stock. To the extent the Reverse Stock Split is effected prior the Closing, the outstanding Common Stock, options and warrants set forth in this Section 3.3 will be appropriately adjusted on a pro rata basis to reflect the Reverse Stock Split. Other than (x) as described in this Section 3.3, (y) the S*Bio Milestone Shares, and (z) the 2011 PIPE Participation Right, (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement and any other agreements disclosed in the SEC Documents); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or any of its Subsidiary’s’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

3.4 Issuance of Securities. The issuance of the Common Shares and the Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof and the Common Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds 100% of the aggregate of the maximum number of shares of Common Stock (the “Required Reserved Amount”) issuable upon exercise of the Warrants, without taking into account any limitations on the exercise of the Warrants set forth in the Warrants. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

3.5 No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities) will not (i) subject to Stockholder Approval as provided in Section 5.9, result in a violation of any memorandum of association, certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or the articles of association or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) subject to

Stockholder Approval as provided in Section 5.9, result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organizations to which the Company or its securities are subject, including The NASDAQ Capital Market (the “Principal Market”) and laws of the State of Delaware applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the cases of (ii) and (iii) above, to the extent such violations could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person, other than the Stockholder Approval, in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for the registration of the Shares and Warrant Shares under the Securities Act pursuant to the Registration Rights Agreement, any filings required to be made under federal or state securities laws, and any required filings or notifications regarding the issuance or listing of additional shares with the Nasdaq Capital Market. Subject to Stockholder Approval, the issuance by the Company of the Securities shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

(c) Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any certificate of designations of any outstanding series of preferred stock of the Company, its Certificate of Incorporation or Bylaws or their organizational charter or memorandum of association or certificate of incorporation or articles of association or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has conducted its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(d) SEC Documents, Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein that were filed prior to the date hereof (all of the foregoing filed prior to the date hereof being hereinafter referred to herein as the “SEC Documents”). The Company has delivered to each Purchaser true and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Financial Statements and the related notes complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). All material agreements that were required to be filed on or prior to the date hereof as exhibits to the SEC Documents under Item 601 of Regulation S-K to which the Company or any Subsidiary of the Company is a party, or the property or assets of the Company or any Subsidiary of the Company are subject, have been filed as exhibits to the SEC Documents (all such material agreements being hereinafter referred to as the “Material Agreements”). All Material Agreements are valid and enforceable against the Company in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, (ii) as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws and (iii) as otherwise described in the SEC Documents. The Company is not in breach of or default under any of the Material Agreements, and to the Company’s knowledge, no other party to a Material Agreement is in breach of or default under such Material Agreement, except in each case, for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect. The Company has not received a notice of termination nor is the Company otherwise aware of any threats to terminate any of the Material Agreements. No other information provided by or on behalf of the Company to the Purchasers which is not included in the SEC Documents, including, without limitation, information included in the disclosure schedules to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

3.6 Absence of Litigation. As of the date hereof, other than the pending de-listing proceedings before the Principal Market, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors in their capacities as such that if determined adversely to the Company or other such party would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to impair the ability of the Company to perform its obligations under the Transaction Documents. Neither the Company nor any of its Subsidiaries, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or its Subsidiaries. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC of the Company or any of its Subsidiaries or any current or former director or officer of the Company or its Subsidiaries. The Company has not received any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Company’s knowledge, the SEC has not issued any such order.

3.7 Patents and Trademarks. To the Company’s knowledge, the Company and its Subsidiaries own all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property”) necessary to conduct their respective businesses as now conducted except as would not reasonably be expected to have a Material Adverse Effect. None of the Company’s Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned within the next three years from the date of this Agreement except as would not reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property of others, except as would not reasonably be expected to have a Material Adverse Effect. There is no claim, action or proceeding being made or brought or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or its Subsidiaries regarding its Intellectual Property Rights, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property.

3.8 FDA and Regulatory Matters. Except as set forth in the SEC Documents, the Company is conducting its business in compliance with the rules and regulations of the FDA and all applicable federal, state and local laws, orders, rules, regulations, directives, decrees and judgments of each of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal laws and regulations governing health, sanitation, safety, zoning and land use, except where the failure to be so in compliance would not have a Material Adverse Effect. There are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings before the FDA or any other federal, state, local or foreign governmental bodies that involve or affect the Company, its existing products or product candidates which, individually or in the aggregate, if subject to an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect.

3.9 Compliance with Applicable Laws. The Company has not violated or infringed, nor is it in violation or infringement of, any order, writ, injunction or decree of any Governmental Authority in connection with its activities or use or operation of its real properties, except where such violation or infringement would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its officers, directors, agents and employees are in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Except to the extent resolved, dismissed or withdrawn, (i) to the Company’s knowledge, no claims have been filed against the Company alleging a violation of any applicable law and (ii) the Company has not received any written notice of non-compliance with any applicable laws.

3.10 Placement Agents. Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to the Placement Agent in connection with the sale of the Securities. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

3.11 Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company” or a “promoter” or “principal underwriter” for, an “investment company” as such terms is defined in the Investment Company Act. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

3.12 No Material Adverse Change. Since June 30, 2012, except as described or referred to in the SEC Documents, there has not been any change in the assets, business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries that would reasonably expected to have a Material Adverse Effect. Since June 30, 2012, (i) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company or any of its Subsidiaries on any class of capital stock, (ii) there has not been any material change or amendment to, or any waiver of any material right under, any Material Contract under which the Company or any of its Subsidiaries or any of their respective assets are bound or subject, and (iii) neither the Company nor the Subsidiaries has not incurred any material liabilities except in the ordinary course of business or as disclosed in the SEC Documents. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 3(s)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.13 The Nasdaq Capital Market. The Common Stock is listed on The Nasdaq Capital Market, and, except as disclosed in the SEC Documents, to the Company’s knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Shares and the Warrant Shares. Except as disclosed in the SEC Documents, the Company is in compliance with the requirements of the Nasdaq Capital Market for continued listing of the Common Stock thereon and any other Nasdaq Capital Market listing and maintenance requirements, and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Securities) will not result in any noncompliance by the Company with any such requirements.

3.14 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for in the past three years and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.15 Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor to the Company’s knowledge any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.16 Private Placement. None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Company (other than the Stockholder Approval) for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. Except as required pursuant to the Registration Rights Agreement, none of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article 3 hereof, the issuance of the Securities are exempt from registration under the Securities Act.

3.17 No Registration Rights. No person has the right to (i) prohibit the Company from filing a Registration Statement or (ii) other than as disclosed on Schedule 3.17, require the Company to register any securities for sale under the Securities Act by reason of the filing of a Registration Statement. The granting and performance of the registration rights under this Agreement will not violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which the Company is a party.

3.18 Taxes. The Company and each of its Subsidiaries (i) has made or filed all foreign, U.S. federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

3.19 Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

3.20 Sarbanes-Oxley Act. The Company is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

3.21 Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

3.22 Application of Takeover Protections. The provisions of Section 203 of the Delaware General Corporation Law as they relate to the Company do not and will not apply to the Purchasers’ acquisition of Securities pursuant to this Agreement or to any of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impose any restriction on any Purchaser, or create in any party (including any current stockholder of the Company) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provisions under the Company’s charter documents or the laws of its state of incorporation. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

3.23 No Manipulation of Stock. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Placement Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Placement Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any Securities.

3.24 Related Party Transactions. Except with respect to the transactions that are not required to be disclosed, all transactions that have occurred between or among the Company, on the one hand, and any of its officers or directors, or any affiliate or affiliates of any such officer or director, on the other hand, prior to the date hereof have been disclosed in the SEC Documents.

3.25 Employee Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries, to the knowledge of the Company or any of its Subsidiaries, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(b) The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.26 Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.27 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.28 Subsidiary Rights. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

3.29 Acknowledgement Regarding Purchasers’ Trading Activity. It is understood and acknowledged by the Company that (i) none of the Purchasers has been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by the Transaction Documents, one or more Purchasers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares is being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Warrants or any of the documents executed in connection herewith.

3.30 Disclosure. All disclosure provided to the Purchasers regarding the Company, or any of its Subsidiaries, their business and the transactions contemplated hereby, including the disclosure schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

3.31 Shell Company Status. The Company is not, and has not been in the last twelve months, an issuer identified in Rule 144(i)(1)(i).

3.32 Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable Company stock option plan except as disclosed on Schedule 3.32 and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under United States generally accepted accounting principles, consistently applied, and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

3.33 No Disagreements. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents

3.34 No Undisclosed Events, Liabilities, Developments or Circumstances. To the Company’s knowledge, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

3.35 Use of Proceeds. The Company shall use the net proceeds of the sale of the Securities under this Agreement to fund a Phase II clinical study of Pracinostat in myelodysplastic syndrome, and for general corporate purposes and working capital.

ARTICLE 4

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Each Purchaser represents and warrants to the Company, severally and not jointly, with respect to itself only that:

4.1 Investment Purpose. Such Purchaser is (i) acquiring the Common Shares and the Warrants and (ii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise of the Warrants (other than pursuant to a Cashless Exercise (as defined in the Warrants)), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

4.2 Reliance on Exemptions. The Purchaser understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws.

4.3 Information. To the knowledge of the Purchaser, the Purchaser has been furnished with all relevant materials relating to the business, finances and operations of the Company necessary to make an investment decision, and materials relating to the offer and sale of the Securities, that have been requested by the Purchaser, including, without limitation, the Company’s SEC Documents, and the Purchaser has had the opportunity to review the SEC Documents. The Purchaser has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in the Agreement. Such Purchaser understands that the Placement Agent has acted solely as the agent of the Company in this placement of the Securities and such Purchaser has not relied on the business or legal advice of the Placement Agent or any of its agents, counsel or affiliates in making its investment decision hereunder, and confirms that none of such persons has made any representations or warranties to such Purchaser in connection with the transactions contemplated herein.

4.4 Acknowledgement of Risk.

(a) The Purchaser understands that its investment in the Securities involves a high degree of risk.;

(b) The Purchaser is able to bear the economic risk of holding the Securities for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Securities; and

(c) The Purchaser has, in connection with the Purchaser’s decision to purchase Securities, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein and the SEC Documents, and the Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Securities, relied solely upon the advice of such Purchaser’s own counsel and has not relied upon or consulted any counsel to the Placement Agent or counsel to the Company except with respect to the legal opinion provided for hereunder.

4.5 Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

4.6 Transfer or Resale. Such Purchaser understands that: (i) the Securities have not been and, except as provided in the Registration Rights Agreement, are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) pursuant to an effective registration statement pursuant to the Securities Act, (B) such Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance (in the form of seller and, if applicable, broker representation letters) that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto); (ii) any sale of the Securities made in reliance on Rule 144 or Rule 144A may be made only in accordance with the terms of Rule 144 or Rule 144A, as applicable, and further, if neither Rule 144 nor Rule 144A is applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as provided in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and, so long as the pledgee is an “accredited investor” within the meaning of Rule 501(a)(1),(2), (3) or (7) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 4.6.

4.7 Legends.

(a) The Purchaser understands the certificates representing the Securities will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b) To the extent the resale of Shares or Warrant Shares is registered under the Securities Act pursuant to an effective Registration Statement naming the holder thereof as a selling stockholder, the Company agrees to promptly (i) authorize the removal of the legend set forth in Section 4.7(a) and any other legend not required by applicable law from such Shares and/or Warrant Shares and (ii) cause its transfer agent to issue such Shares and/or Warrant Shares without such legends to the holder thereof by electronic delivery at the applicable balance account at the Depository Trust Company upon surrender of any stock certificates evidencing such Shares or Warrant Shares. Any fees (with respect to the Company’s transfer agent, counsel or otherwise) associated with the removal of such legend(s) shall be borne by the Company. Each Purchaser hereby covenants and agrees that to the extent resales of the Shares or Warrant Shares are made pursuant to such effective Registration Statement, that such resales will be made only during the time that such Registration Statement is effective and not withdrawn or suspended and only as permitted by such Registration Statement, and otherwise in compliance with the Securities Act (including applicable prospectus delivery obligations).

(c) The Purchaser may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares and Warrant Shares (i) following any sale of the Shares or Warrant Shares pursuant to Rule 144, or (ii) if such Shares or Warrant Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof. Following the time a legend is no longer required for the Shares or Warrant Shares under this Section 4.7(c), the Company will, no later than three Business Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to such Purchaser a certificate representing such securities that is free from all restrictive and other legends. If the Company shall fail for any reason or for no reason to issue to the holder of the Securities within three (3) Trading Days (as defined in the Warrant) after the occurrence of any of the legend removal events described in this Section 4.3, a certificate without such legend to the holder or to issue such Securities to such holder by electronic delivery at the applicable balance account at DTC, and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of such Securities that the holder anticipated receiving without legend from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”) at which point the Company’s obligation to deliver such unlegended Securities shall terminate, or (ii) promptly honor its obligation to deliver to the holder such unlegended Securities as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price (as defined in the Warrants) on the date of exercise.

4.8 Authorization; Enforcement. The Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

4.9 Residency. Each Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

4.10 No Short Sales. Between the time the Purchaser learned about the Offering and the public announcement of the Offering, the Purchaser has not engaged in any short sales or similar transactions with respect to the Common Stock, nor has the Purchaser, directly or indirectly, caused any Person to engage in any short sales or similar transactions with respect to the Common Stock.

4.11 Acknowledgements Regarding Placement Agents. The Purchaser acknowledges that the Placement Agent is acting as the placement agent for the Securities being offered hereby and will be compensated by the Company for acting in such capacity. The Purchaser represents that (i) the Purchaser was contacted regarding the sale of the Securities by the Placement Agent (or an authorized agent or representative thereof) with whom the Purchaser entered into a confidentiality agreement and (ii) to its knowledge no Securities were offered or sold to it by means of any form of general solicitation or general advertising.

4.12 Purchaser Status. At the time such Purchaser was offered the Shares and Warrants, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) of the Securities Act.

ARTICLE 5

COVENANTS; ADDITIONAL AGREEMENTS

5.1 Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement (the “Transaction Expenses”); provided, however, that, in the event the Closing occurs, the Company shall reimburse Vivo and New Leaf for all reasonable Transaction Expenses in an aggregate amount not to exceed $100,000, upon presentation of reasonably detailed invoices for such expenses. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the applicable Securities. The Company shall pay the placement fee and reasonable expenses of the Placement Agent in connection with the sale and issuance of the Securities. The Company will pay all expenses incurred in connection with any registration of the Shares and the Warrant Shares pursuant to the Registration Rights Agreement.

5.2 Financial Information. The financial statements of the Company to be included in any documents filed with the SEC will be prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q), and will fairly present in all material respects the consolidated financial position of the Company and consolidated results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

5.3 Securities Laws Disclosure; Publicity. On or before 9:00 a.m., New York City time, on the Business Day immediately following the date hereof, the Company shall issue a press release announcing the signing of this Agreement and describing the terms of the transactions contemplated by this Agreement. On or before November 5, 2012, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and including as an exhibit to such Current Report on Form 8-K this Agreement, in the form required by the Exchange Act. The Company shall not publicly disclose the name of any Purchaser or any affiliate of the Purchaser, or include the name of any Purchaser or an affiliate of the Purchaser in any filing with the SEC (other than in a Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic report or current report filing requirements under the Exchange Act) or any regulatory agency, without the prior written consent of such Purchaser, which consent shall not be unreasonably withheld, except to the extent such disclosure is required by law or regulations, in which case the Company shall provide each Purchaser whose name is to be disclosed with prior notice of such disclosure and a reasonable opportunity to comment on the proposed disclosure insofar as it relates specifically to such Purchaser.

5.4 Sales by Purchasers. Each Purchaser will sell any Shares and Warrant Shares held by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Purchaser will make any sale, transfer or other disposition of the Securities in violation of federal or state securities laws.

5.5 Reservation of Common Stock. The Company shall reserve and keep available at all times during which the Warrants remain exercisable, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Warrant Shares pursuant to this Agreement

5.6 Purchasers’ Right of First Refusal.

(a) In the event the Company proposes to offer equity or equity equivalent securities including without limitation any debt, preferred stock or other investment or security that is, at any time during its life convertible into or exchangeable or exercisable for, directly or indirectly, Common Stock (the “Equity Securities”) to any person prior to December 31, 2013 (a “Subsequent Financing”), each Purchaser then holding at least 3.0 million Shares, as adjusted for any stock splits, stock dividends, or recapitalizations of the Company or similar events, shall have the right to purchase its pro rata portion of the Equity Securities to be issued in such Subsequent Financing, based on its equity ownership of the Company on an outstanding basis (its “Pro Rata Share”), unless the Subsequent Financing is a registered public offering, in which case the Company shall offer each Purchaser the right to participate in such public offering when it is lawful for the Company to do so; provided, however, in each case, that the total amount of Equity Securities which the Purchasers shall have the right to purchase pursuant to this Section 5.6 shall be such amount as may be available after the Company has fulfilled its obligations under the 2011 PIPE Participation Right with respect to such Equity Securities. Notwithstanding the foregoing, if the Subsequent Financing is a public offering and the Purchasers as a matter of law are unable to participate, then the offering of securities to the Purchasers pursuant to this Section 5.6 shall be made by the Company in a concurrent private placement and not in such public offering. In any such private placement: (i) the offer of the securities in such private placement shall be made on the same terms and conditions as the offer of the securities in the public offering, (ii) the closing of the private placement shall occur concurrently with the closing of the Subsequent Financing, (iii) the securities offered to the Purchasers in the private placement shall be deemed to have been issued in such Subsequent Financing for the purpose of calculating the Pro Rata Share, and (iv) the company shall provide registration rights substantially identical to those provided in the Registration Rights Agreement with respect to the securities purchased in the private placement.

(b) At least five Business Days prior to the planned closing of the Subsequent Financing, the Company shall deliver to each Purchaser a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing. Upon the request of a Purchaser, and only upon a request by such Purchaser, the Company shall, subject to the Purchaser entering into a customary confidentiality agreement, promptly, but no later than 1 Business Day after such request, deliver a notice to such Purchaser (such additional notice, a “Subsequent Financing Notice”). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person or Persons through or with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto.

(c) Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the 3rd Business Day after all of the Purchasers have received the Pre-Notice that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser’s participation, and that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no notice from a Purchaser as of such 3rd Business Day, such Purchaser shall be deemed to have notified the Company that it does not elect to participate.

(d) If by 5:30 p.m. (New York City time) on the 3rd Business Day after all of the Purchasers have received the Pre-Notice, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than its Pro Rata Share, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e) If by 5:30 p.m. (New York City time) on the 3rd Business Day after all of the Purchasers have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than their Pro Rata Share, each such Purchaser shall have the right to purchase that portion of the other Purchaser’s Pro Rata Share that such other Purchaser is not purchasing.

(f) The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 5.6, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Business Days after the date of the initial Subsequent Financing Notice.

(g) The rights set forth in this Section 5.6 shall terminate upon an acquisition, merger or consolidation of the Company and shall not apply to (i) shares of Common Stock issued upon exercise of any warrants; (ii) shares of Common Stock issued upon conversion of the Company’s outstanding Series A Convertible Preferred Stock, (iii) the S*Bio Milestone Shares, (iv) shares of Common Stock issued pursuant to equity awards made previously or in the future under the Company’s equity incentive plans approved by the Board, (v) securities issued in connection with license or co-promotion arrangements, equipment lease financing arrangements, credit agreements, debt financings, royalty interest financings or other commercial transactions approved by the Board, (vi) securities issued pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board, or (vii) securities issued in connection with any stock split, stock dividend, or recapitalization of the Company.

5.7 No-Shop.

(a) Subject to the exception set forth in Sections 5.7(b) below, from the date of this Agreement until the earliest of (1) the termination of this Agreement pursuant to Article 7, or (2) the Closing (such period, the “No-Shop Period”), neither the Company nor any of the Company’s employees, officers or directors (or any representative acting on their behalf) shall directly or indirectly solicit or provide any information to or enter into any agreement with any corporation, other entity, or person other than one or more of the Purchasers, or any of their respective affiliates, concerning any acquisition of any of the securities of, or all or substantially all of assets of, the Company or any merger of the Company or any subsidiary of the Company or any sale of any material assets or any sale of any shares of the Company or any of its affiliates, other than pursuant to outstanding compensatory stock options, warrants, convertible preferred stock or other contractual commitments, including the 2011 PIPE Participation Right, made and approved by the Board prior to the date of this Agreement. If, during the No-Shop Period, the Company, any of its subsidiaries, or any officer, director, employee, representative or other agent of the Company or any of its subsidiaries, receives any inquiry or offer from any other company or person with respect to the acquisition of the Company, its securities, or all or any material portion of its assets (whether by stock purchase, asset acquisition, merger, or otherwise), then the Company immediately shall advise the Purchasers of such inquiry or offer (including all terms thereof) and provide to the Purchasers copies of all written documents memorializing or relating to such inquiry or offer.

(b) Notwithstanding the provisions of Sections 5.7(a), if any Purchaser fails to fulfill its obligations to purchase the Units on the terms and subject to the conditions of this Agreement, or provides notice to the Company of its intention not to fulfill such obligations, the Company may offer and sell such Units to other Persons, including the other Purchasers, on the same terms and conditions as set forth in this Agreement and such Persons shall be made party to this Agreement. Nothing in this Section 5.7(b) shall be deemed to relieve any such Purchaser from any liability for any breach of this Agreement.

5.8 Amendment of Certificate of Incorporation/By-Laws. The Company will use best efforts to hold a meeting of its stockholders within three (3) months of the Closing to consider, and the Company will recommend the approval of, among other matters, the Amended and Restated Certificate of Incorporation of the Company in substantially the form attached as Exhibit G hereto and to give effect to any other obligations of the Company contemplated by the Governance Agreement. Upon adoption of such Amended and Restated Certificate of Incorporation, the Company shall approve the Amended and Restated By-Laws of the Company in substantially the form attached as Exhibit H hereto and to give effect to any other obligations of the Company contemplated by the Governance Agreement.

5.9 Consent. The Company will use best efforts (1) to obtain an irrevocable consent of the Principal Stockholder as soon as reasonably practicable after the date hereof approving, among other matters, the transactions contemplated by the Transaction Documents and (2) to file with the SEC promptly and in no event later than five Business Days after the date hereof, and to promptly provide each stockholder of the Company with, an information statement complying with the requirements of the Exchange Act, in a form reasonably acceptable to Vivo and New Leaf after review by counsel to Vivo and New Leaf, the expenses of which review shall be deemed Transaction Expenses for purposes of Section 5.1, informing such stockholders of the actions taken in accordance with the Reverse Stock Split and the Stockholder Approval such filing.

5.10 Conduct of Business. The Company, and its Subsidiaries, shall conduct its business in the ordinary course and its business shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to Purchasers’ Obligations at the Closing. Each Purchaser’s obligation to complete the purchase and sale of the Securities is subject to the waiver by such Purchaser or fulfillment as of the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in Article 2 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date, except for representations and warranties that speak as of a specific date, which shall be required to be true and correct (to the extent specified above) only as of such specific date.

(b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Purchaser shall have received a certificate, executed by the an executive officer of the Company, dated as of the Closing Date, certifying as to the fulfillment of each of the conditions set forth in Sections 6.1(a) and 6.1(b) in form and substance reasonably acceptable to such Purchaser;

(d) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably would be expected to have or result in a Material Adverse Effect.

(e) Legal Opinion. The Company shall have delivered to such Purchaser an opinion, dated as of the Closing Date, from Morgan, Lewis & Bockius LLP, counsel to the Company, in substantially the form attached hereto as Exhibit E. The Placement Agent shall be entitled to rely on the legal opinion of counsel to the Company and shall be an addressee thereof.

(f) Listing. The Shares and the Warrant Shares shall be designated for quotation or listing on the Nasdaq Capital Market, subject to official notice of issuance.

(g) Registration Rights Agreement. The Company shall have delivered to such Purchaser the Registration Rights Agreement, duly executed by the Company.

(h) Governance Agreement. The Company shall have delivered Governance Agreements to each of Vivo and New Leaf, such Governance Agreement duly executed by the Company.

(i) Waiver of Right of First Refusal. The Company shall have received the ROFR Waiver and such waiver shall remain in full force and effect.

(j) Nasdaq Listing. The Common Stock shall be listed on the Nasdaq Capital Market.

(k) Transfer Agent Instructions. The Company shall have delivered to its transfer agent irrevocable instructions to issue to such Purchaser or in such nominee name(s) as designated by such Purchaser in writing one or more certificates representing such Shares set forth opposite such Purchaser’s name on Exhibit A hereto, subject to the occurrence of the Reverse Stock Split; provided, however, that if such Purchaser has indicated to the Company at the time of execution of this Agreement a need to settle “delivery versus payment”, the Company shall deliver to such Purchaser or such Purchaser’s designated custodian such original stock certificates and Warrants to be acquired by such Purchaser.

(l) No Governmental Prohibition/Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement and no legal proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent consummation of any of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded following consummation of such transactions.

(m) Stockholder Approval. The Stockholder Approval shall have been obtained.

(n) Good Standing Certificates. The Company shall have delivered to such Purchaser (i) a certificate evidencing the incorporation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction and (ii) a certificate evidencing the Company’s qualification as a foreign corporation in good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business, as of a date within five (5) days of the Closing Date.

(o) Certified Certificate of Incorporation. The Company shall have delivered to such Purchaser a certified copy of the Certificate of Incorporation as certified by the Secretary of State (or comparable office) of the State of Delaware within five (5) days of the Closing Date.

(p) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions adopted by the Company’s Board of Directors, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in form and substance reasonably acceptable to such Purchaser.

6.2 Conditions to Obligations of the Company. The Company’s obligation to complete the purchase and sale of the Securities and deliver such stock certificate(s) and Warrants to each Purchaser is subject to the waiver by the Company or fulfillment as of the Closing Date of the following conditions:

(a) Receipt of Funds. The Company shall have received immediately available funds in the full amount of the Purchase Price for the Securities being purchased hereunder as set forth opposite such Purchaser’s name on Exhibit A hereto.

(b) Representations and Warranties. The representations and warranties made by each Purchaser in Article 3 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date, as though made on the Closing Date, except for representations and warranties that speak as of a specific date, which shall be required to be true and correct (to the extent specified above) only as of such specific date.

(c) Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d) No Governmental Prohibition. The sale of the Securities by the Company shall not be prohibited by any law or governmental order or regulation.

(e) Stockholder Approval. The Stockholder Approval shall have been obtained.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and each Purchaser;

(b) by either the Company or any Purchaser (with respect to itself only) if the Closing has not occurred by 5:00 p.m., New York City time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;

(c) by the Purchasers by action of the Required Holders, if there has been a default or material breach by the Company of its representations and warranties, covenants or agreements set forth in this Agreement, or in connection with the transactions contemplated hereby, which default or material breach is incapable of being cured or, if capable of being cured has not been cured within 15 days following receipt by the Company from such Purchasers of written notice of such default or material breach (specifying in reasonable detail the claimed default or material breach and demand of its cure or satisfaction) provided, however, that such Purchasers will not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is in default or material breach of any representations, warranties, covenants or agreements hereunder; and

(d) by the Company, if there has been a default or material breach by the Required Holders of the representations and warranties, covenants or agreements of the Required Holders set forth in this Agreement, or in connection with the transactions contemplated hereby, which default or material breach is incapable of being cured or, if capable of being cured has not been cured within 15 days following receipt by such Purchasers from the Company of written notice of such default or material breach (specifying in reasonable detail the claimed default or material breach and demand of its cure or satisfaction); provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is in default or material breach of any representations, warranties, covenants or agreements hereunder;

7.2 Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right to terminate this Agreement in accordance with Section 7.1 will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 7.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 7.2 and Article 8 shall survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination; provided, however, that if this Agreement is terminated for any reason other than pursuant to Section 7.1(d), the Company shall remain obligated to reimburse the non-breaching Purchasers for the expenses described in Section 5.1 above.

ARTICLE 8

GOVERNING LAW; MISCELLANEOUS

8.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or e-mail transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

8.3 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

8.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

8.5 Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto and, with respect to any Purchaser, any letter agreements requested by such Purchaser and executed by the Company with reference to this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Required Holders or waived by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver by a party effected in accordance with this Section 8.5 shall be binding upon such party, including with respect to any Securities purchased under this Agreement at the time outstanding and held by such party (including securities into which such Securities are convertible and for which such Securities are exercisable) and each future holder of all such securities.

8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to the Company:	MEI Pharma, Inc.
11975 El Camino Real, Suite 101
San Diego, CA 92130
Attn: Secretary
Fax: 858-792-5406

With a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attn: Steven A. Navarro, Esq.
Fax: 212-309-6001

If to a Purchaser: To the address set forth immediately below such Purchaser’s name on the signature pages hereto. Each party will provide ten days’ advance written notice to the other parties of any change in its address.

8.7 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, and no Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

8.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns and the Placement Agents, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.9 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8.11 Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Purchasers. The Company therefore agrees that the Purchasers are entitled to seek temporary and permanent injunctive relief in any such case. Each Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Each Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.

8.12 Survival of Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and the Purchasers herein shall survive the Closing Date.

8.13 Indemnification.

(a) In consideration of each Purchaser’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Purchaser or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(b) Promptly after receipt by an Indemnitee under this Section 8.13 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section 8.13, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of the Indemnitee, the representation by such counsel of the Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. Legal counsel referred to in the immediately preceding sentence shall be selected by the Purchasers holding at least a majority of the Securities issued and issuable hereunder. The Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or Indemnified Liabilities by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnitee that relates to such action or Indemnified Liabilities. The indemnifying party shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liabilities or litigation, (ii) requires any admission of wrongdoing by such Indemnitee, or (iii) obligates or requires an Indemnitee to take, or refrain from taking, any action. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

(c) The indemnification required by this Section 8.13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(d) The indemnity agreements contained herein shall be in addition to (x) any cause of action or similar right of the Indemnitee against the indemnifying party or others, and (y) any liabilities the indemnifying party may be subject to pursuant to the law.

8.14 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein and no action taken by any Purchaser pursuant thereto shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, or are deemed affiliates with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

8.15 Exculpation. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any other Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold

Name:	Daniel P. Gold

Title:	Chief Executive Officer

Signature Page to Securities Purchase Agreement

Vivo Ventures Fund VII, L.P.

By:	Vivo Ventures VII, LLC
Its:	General Partner

	By:	/s/ Albert Cha
Albert Cha
Managing Member

Address:	575 High Street #201
Palo Alto, CA 94301

Facsimile:	650-688-0815

Vivo Ventures VII Affiliates Fund, L.P.

By:	Vivo Ventures VII, LLC
Its:	General Partner

	By:	/s/ Albert Cha
Albert Cha
Managing Member

Address:	575 High Street #201
Palo Alto, CA 94301

Facsimile:	650-688-0815

New Leaf Ventures II, L.P.

By:	New Leaf Venture Associates II, L.P.
Its:	General Partner

	By:	New Leaf Venture Management II, L.L.C.
	Its:	General Partner

	By:	/s/ Srinivas Akkaraju
Srinivas Akkaraju
Managing Director

Address:	2500 Sand Hill Rd
Suite 203
Menlo Park, CA 94025

APT Pharmaceuticals, Inc.

	By:	/s/ Albert Cha
Albert Cha
Chairman

Address:	575 High Street #201
Palo Alto, CA 94301

Facsimile:	650-688-0815

Baker Brothers Life Sciences, L.P.

By: Baker Bros. Advisors, LLC
Its: Management company and investment adviser, pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner

By:	/s/ Scott Lessing Scott Lessing President

Address:

Baker Brothers Investments

667 Madison Avenue, 21st Floor

New York, NY 10065

Fax: (212) 339-5688

14159, L.P.

By: Baker Bros. Advisors, LLC
Its: Management company and investment adviser, pursuant to authority granted to it by 14159 Capital, L.P., general partner to 145159, L.P., and not as the general partner

By:	/s/ Scott Lessing
Scott Lessing
President

Address:

Baker Brothers Investments

667 Madison Avenue, 21st Floor

New York, NY 10065

Fax: (212) 339-5688

667, L.P., (account #1)

By: Baker Bros. Advisors, LLC
Its: Management company and investment adviser, pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Scott Lessing
President

Address:

Baker Brothers Investments

667 Madison Avenue, 21st Floor

New York, NY 10065

Fax: (212) 339-5688

667, L.P., (account #2)

By: Baker Bros. Advisors, LLC
Its: Management company and investment adviser, pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Scott Lessing
President

Address:

Baker Brothers Investments

667 Madison Avenue, 21st Floor

New York, NY 10065

Fax: (212) 339-5688

Blackwell Partners, LLC

By:	/s/ David R. Shumate
Name:	David R. Shumate
Title:	Executive Vice President

Address:	DUMAC, Inc.
280 S. Mangum Street, Suite 210
Durham, NC 27701-3675

By:	/s/ Geoffrey D. Keegan
Name:	Geoffrey D. Keegan
Title:	Investment Manager

Address:	DUMAC, Inc.
280 S. Mangum Street, Suite 210
Durham, NC 27701-3675

RA Capital Healthcare Fund, LP

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

Address:	20 Park Plaza, Suite 1200
Boston, MA 02116

Facsimile:	617-778-2510

Three Arch Opportunity Fund, L.P.

By:	/s/ Richard Lin
Name:	Richard Lin
Title:	General Partner

Address:	3200 Alpine Road
Portola Valley, CA 94028
650-529-8000

Facsimile:	650-529-8039

/s/ Mahendra Shah
Mahendra Shah

Address:	849 Avery Drive
Mountain View, CA 94043

Facsimile:	650-688-0815

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Units	Shares	Warrants	Aggregate Purchase Price
Vivo Ventures Fund VII, L.P.	17,616,060	17,616,060	12,331,242	$8,808,030
Vivo Ventures VII Affiliates Fund, L.P.	383,940	383,940	268,758	$191,970
New Leaf Ventures II, L.P.	18,000,000	18,000,000	12,600,000	$9,000,000
APT, Inc.	8,800,000	8,800,000	6,160,000	$4,400,000
667, L.P. (Account #1)	253,800	253,800	177,660	$129,800
667, L.P. (Account #2)	195,600	195,600	136,920	$97,800
Baker Brothers Life Sciences, L.P.	5,421,000	5,421,000	3,794,700	$2,710,500
1459, L.P.	129,600	129,600	90,720	$64,800
Blackwell Partners, LLC	1,305,500	1,305,000	913,850	$652,750
RA Capital Healthcare Fund, LP	2,194,500	2,194,500	1,536,150	$1,097,250
Three Arch Opportunity Fund, L.P.	600,000	600,000	420,000	$300,000
Mahendra Shah	100,000	100,000	70,000	$50,000
Total	55,000,000	55,000,000	38,500,000	$27,500,000

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

FORM OF GOVERNANCE AGREEMENT

EXHIBIT E

LEGAL OPINION

EXHIBIT F

FORM OF CONSENT

EXHIBIT G

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT H

FORM OF AMENDED AND RESTATED BYLAWS

Schedule 3.17

Piggy-Back Registration Rights

None

Schedule 3.32

Non-Plan Option Grants

1.	Pursuant to the terms of the Employment Letter Agreement, dated April 23, 2010, between Dr. Daniel P. Gold and the Company, Dr. Gold received (a) options to purchase 110,195 shares of common stock, granted on April 23, 2010, with an exercise price per share of $5.05, and (b) options to purchase 110,195 shares of common stock, granted on June 7, 2010, with an exercise price per share of $1.89.

2.	Pursuant to the terms of the Employment Letter Agreement, dated June 1, 2011, between Dr. Robert D. Mass and the Company, Dr. Mass received options to purchase 177,620 shares of common stock, granted on June 1, 2011, with an exercise price per share of $1.28.